Exhibit 99.1

For Immediate Release

Investors:

David K. Waldman/Klea K. Theoharis

Crescendo Communications, LLC

Tel: (212) 671-1020

HAPC RESCHEDULES VOTE ON PROPOSED ACQUISITION

OF INFUSYSTEM TO OCTOBER 10, 2007

New York, September 25, 2007 – HAPC, Inc. (OTCBB: HAPN, HAPNW, HAPNU) announced today that its Special Annual Meeting of Stockholders, originally scheduled for September 26, 2007, to consider, among other items, HAPC’s proposed acquisition of InfuSystem, Inc., will be rescheduled for October 10, 2007 at 10:00 AM local time, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178, in order to provide HAPC stockholders additional time to review the proxy materials, including the Supplement filed and mailed to stockholders on September 18, 2007. The meeting will convene as originally scheduled on September 26, 2007, but for the sole purpose of adjourning the meeting to the new date and time. The record date will continue to be August 6, 2007.

If the acquisition is approved, upon closing of the transaction, InfuSystem, Inc. will become wholly owned by HAPC, which will be renamed InfuSystem Holdings, Inc.

Terms of the acquisition provide that HAPC will acquire all the outstanding shares of InfuSystem from I-Flow for $100 million, plus additional contingent consideration, based on HAPC achieving certain milestones. The contingent consideration will be based on the compound annual growth rate (CAGR) of HAPC’s consolidated revenue over the three year period ending December 31, 2010 and would be paid in 2011. The maximum potential amount of the contingent consideration is $12 million and would be due if HAPC achieved revenue CAGR of 50% over the three year period. HAPC will pay the aggregate consideration through a combination of up to $85 million in cash and a promissory note for the balance.

The Board of Directors of HAPC unanimously recommends that stockholders vote “for” the proposed acquisition of InfuSystem.

About InfuSystem, Inc.

InfuSystem provides external ambulatory infusion pump services to doctors and their patients allowing for the gradual delivery of a drug over a period of days in the privacy of one’s home, rather than higher dose treatments, as is the case of chemotherapy administered in a hospital setting or doctor’s office.

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About HAPC, Inc.

HAPC is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the healthcare industry.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks detailed from time to time in HAPC’s publicly filed documents.

Additional Information and Where to Find It

HAPC filed its Definitive Proxy Statement with the U.S. Securities and Exchange Commission (the “SEC”) and also mailed the Definitive Proxy Statement to its stockholders on August 8, 2007. HAPC filed with the SEC and mailed to its stockholders a Supplement to its Definitive Proxy Statement on September 18, 2007. HAPC’s stockholders are urged to read the Definitive Proxy Statement, Supplement and other materials as they become available as they will contain important information about the proposed acquisition of InfuSystem and the related proposals. Investors and HAPC stockholders may obtain free copies of these documents and other relevant documents filed by HAPC with the SEC at the SEC’s web site at: www.sec.gov.

HAPC’s stockholders who have questions about the proposed acquisition of InfuSystem or any of the other proposals or who need assistance in voting their shares may call the HAPC’s proxy solicitor, D.F. King & Co. at 1-212-232-2228.

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